Exhibit 99.1

Unitrin Names Dennis Vigneau as CFO

CHICAGO, November 3, 2010 (BUSINESS WIRE) Unitrin, Inc. (NYSE:UTR) announced today that its Board of Directors has elected Dennis R. Vigneau as the Company’s Senior Vice President and Chief Financial Officer.

Mr. Vigneau, 43, is a seasoned executive in the insurance industry and was most recently a senior financial executive of American Life Insurance Company, formally a unit of AIG. His previous positions include tenures as Senior Vice President and Chief Financial Officer of the Retirement and Protection Segment of Genworth Financial and Vice President, Financial Planning for Genworth Financial Holding. He has substantial experience in financial reporting and internal controls, capital and risk management, strategic planning and mergers and acquisitions.

Mr. Vigneau has a Bachelor of Science degree in accounting from Southern New Hampshire University.

Donald G. Southwell, Unitrin’s Chief Executive Officer, stated that “We are delighted to have someone of Dennis Vigneau’s caliber join Unitrin as our CFO. His diverse experience in the financial and analytical disciplines of our industry and his strong leadership skills will make him a key member of our senior leadership team as we seek to maximize value for our shareholders.”

Unitrin is a diversified insurance holding company, with subsidiaries that principally provide life, auto, homeowners and other insurance products for individuals and small businesses.

Unitrin’s principal businesses are:

•	Kemper®[1], which provides auto, homeowners and other insurance products to individuals through a network of independent agents,

•	Unitrin Direct, which markets auto and homeowners insurance to consumers via direct mail, the Internet, employer-sponsored employee benefit programs and other affinity relationships,

•

Unitrin Specialty, which provides auto insurance through a network of independent agents and brokers to individuals and small businesses which have had difficulty procuring insurance through traditional channels, usually due to adverse driving records or claim or credit histories, and

•	Life and Health Insurance, which specializes in the sale of life insurance products to persons of modest incomes through a network of employee agents.

Additional information about Unitrin is available by visiting its website http://www.unitrin.com/

SOURCE: Unitrin, Inc.

Unitrin, Inc.

Frank J. Sodaro, (312) 661-4930

investor.relations@unitrin.com

[1]	“Kemper” is a registered service mark of Unitrin, Inc.